NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities


CLASS C DISTRIBUTION PLAN

I. Investment Company:FRANKLIN INVESTORS SECURITIES TRUST

II.	Fund:FRANKLIN ADJUSTABLE U.S. GOVERNMENT
		SECURITIES FUND - CLASS C

III. Maximum Per Annum Rule 12b-1 Fees for Class C
      Shares(as a percentage of average daily net assets of the class)

	A.	Distribution Fee:	0.50 %
	B.	Service Fee:  		0.15 %

	Preamble to Class C Distribution Plan

	The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment
Company Act of 1940 (the "Act") by the Investment Company named above ("Investment Company") for the Class C shares
(the "Class") of the Fund named above ("Fund"), which Plan shall take effect as of the date Class C shares are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Directors or Trustees of the Investment Company (the "Board"), including a majority of the Board members who are not interested persons of the Investment Company and who have no direct, or indirect financial interest in the operation of the Plan
(the "independent Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

	In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Management Agreement between the Investment Company and Franklin Advisers, Inc. ("Advisers") and the terms of the Underwriting Agreement between the Investment
Company and Franklin/Templeton Distributors, Inc. (
"Distributors").
The Board concluded that the compensation of Advisers, under the Management Agreement, and of Distributors, under the Underwriting Agreement, was fair and not excessive. The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

	The Board recognizes that Distributors has entered into an arrangement with a third party in order to pay for the distribution activities of the Class pursuant to which Distributors may sell, transfer, convey and assign its rights to the fees payable hereunder to such third party. The Board further recognizes that it has an obligation to act in good faith and in the best interests of the Fund and its shareholders when considering the continuation or termination of the Plan and any payments to be made thereunder.

	Distribution Plan

1. (a)  The Fund shall pay to Distributors a quarterly
2. fee not to exceed the above-stated maximum
3. distribution fee per annum of the Class' average
4. daily net assets represented by shares of the Class, as may be determined by the Board from time to time.

		(b) In addition to the amounts described in (a) above, the Fund shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Investment Company's Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the independent Board members.

	2.(a) The monies paid to Distributors pursuant to Paragraph 1(a) above shall be treated as compensation for Distributors' distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling shares of the Class who have executed an agreement with the Investment Company, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the independent Board members, with respect to the sale of Class shares. In addition, Distributors may use such monies paid to it pursuant to Paragraph 1(a) above to assist in the distribution and promotion of shares of the Class. Payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class shares, as well as for additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Investment Company, Distributors or its affiliates, or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels.

		(b) The monies to be paid pursuant to paragraph
1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class.
Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

	3.	In addition to the payments which the Fund
is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Advisers, Distributors or other parties on behalf of the Fund, Advisers or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

	In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs
1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

	4.	Distributors shall furnish to the Board,
for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

     5.	(a)	Distributors may assign, transfer
or pledge ("Transfer") to one or more designees (each an "Assignee"), its rights to all or a designated portion of the fees to which it is entitled under paragraph 1 of this Plan from time to time (but not Distributors' duties and obligations pursuant hereto or pursuant to any distribution agreement in effect from time to time, if any, between Distributors and the Fund), free and clear of any offsets or claims the Fund may have against Distributors. Each such Assignee's ownership interest in a Transfer of a pecific designated portion of the fees to which Distributors is entitled is hereafter referred to as an "Assignee's 12b-1 Portion." A Transfer pursuant to this
Section 5(a) shall not reduce or extinguish any claims of the Fund against Distributors.

	(b)	Distributors shall promptly notify the Fund
in writing of each such Transfer by providing the Fund with the name and address of each such Assignee.

	(c)	Distributors may direct the Fund to pay any
Assignee's 12b-1 Portion directly to each Assignee.
In such event, Distributors shall provide the Fund with a monthly calculation of the amount to which each Assignee is entitled (the "Monthly Calculation"). In such event, the Fund shall, upon receipt of such notice and Monthly Calculation from Distributors, make all payments required directly to the Assignee in accordance with the information provided in such notice and Monthly Calculation upon the same terms and conditions as if such payments were to be paid to Distributors.

	(d)	Alternatively, in connection with a Transfer,
Distributors may direct the Fund to pay all or a portion of the fees to which Distributors is entitled from time to time to a depository or collection agent designated by any Assignee, which depository or collection agent may be delegated the duty of dividing such fees between the Assignee's 12b-1 Portion and the balance (such balance, when distributed to Distributors by the depository or collection agent, the "Distributors' 12b-1 Portion"), in which case only Distributors' 12b-1 Portion may be subject to offsets or claims the Fund may have against Distributors.

	6.	The Plan shall continue in effect for a period
of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the independent Board members, cast in person at a meeting called for the purpose of voting on the Plan.
In determining whether there is a reasonable likelihood that the continuation of the Plan will benefit the Fund and its shareholders, the Board may, but is not obligated to, consider that Distributors has incurred substantial costs and has entered into an arrangement with a third party which third party has agreed to purchase from Distributors the entitlement of Distributors to receive the payments described in Paragraph 1(a) above, which purchase will generate the cash flow needed to pay for the distribution activities for the Class.

7.	The Plan, and any agreements entered into pursuant
to this Plan, may be terminated with respect to the shares of the Class at any time, without penalty, by vote of a majority of the outstanding voting securities of such Class or by vote of a majority of the independent Board members of the Investment Company, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Management Agreement between the Fund and the Adviser.
Upon termination of this Plan with respect to the Class, the obligation of the Fund to make payments pursuant to this Plan with respect to such Class shall terminate, and the Fund shall not be required to make payments hereunder beyond such termination date with respect to expenses incurred in connection with Class shares sold prior to such termination date, provided, in each case that each of the requirements of a Complete Termination of this Plan in respect of such Class, as defined below, are met. For purposes of this Section 7, a "Complete Termination" of this Plan in respect of the Class shall mean a termination of this Plan in respect of such Class, provided that: (i) the independent Board members of the Investment Company shall have acted in good faith and shall have determined that such termination is in the best interest of the Investment Company and the shareholders of the Fund and the Class;
(ii) the Investment Company does not alter the terms of the contingent deferred sales charges applicable to Class shares outstanding at the time of such termination; and
(iii) unless Distributors at the time of such termination was in material breach under the distribution agreement in respect of the Fund, the Fund shall not, in respect of such Fund, pay to any person or entity, other than Distributors or its designee, the payments described in either paragraph 1(a) or 1(b) in respect of the Class shares sold by Distributors prior to such termination.

	8.	The Plan, and any agreements entered into
pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of the Class of the Fund.

	9.	All material amendments to the Plan, or any
agreements entered into pursuant to this Plan, shall be approved by the independent Board members cast in person at a meeting called for the purpose of voting on any such amendment.

	10.	So long as the Plan is in effect, the selection
and nomination of the Fund's independent Board members shall be committed to the discretion of such independent
Board members.

	This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment
Company and Distributors as evidenced by their execution hereof.


Date:	July 1, 2003



FRANKLIN INVESTORS SECURITIES TRUST


By:  /s/Murray L. Simpson_______
	Murray L. Simpson
	Vice President & Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:  /s/ Leslie M. Kratter______
	Leslie M. Kratter
	Secretary




FRANKLIN INVESTORS SECURITIES TRUST

Multiple Class Plan

This Multiple Class Plan (the "Plan") has been adopted unanimously by the Board of Trustees of the FRANKLIN INVESTORS SECURITIES TRUST (the "Investment Company") for its series, FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND (the "Fund"). The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Fund, and supersedes any Plan previously adopted for the Fund.

	1.	The Fund shall offer two classes of shares,
to be known as Class A Shares and Class C Shares.

2.	Class A Shares shall carry a front-end sales charge
ranging from 0% - 2.25%, and Class C Shares shall carry a front-end sales charge of 1.00%.

3.	Class A Shares shall not be subject to a contingent
deferred sales charge ("CDSC"), except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus.

	Class C Shares redeemed within 18 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus.

4.	The distribution plan adopted by the Investment
Company pursuant to Rule 12b-1 under the Investment
Company Act of 1940, as amended, (the "Rule 12b-1 Plan") associated with Class A Shares may be used to compensate
Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the shares of Class A Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of the Class A Shares, as well as any distribution or shareholder servicing fees paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment
Company for the Class A Shares, the Distributor or its affiliates.

The Rule 12b-1 Plan associated with the Class C Shares has two components. The first component is a shareholder servicing fee, to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class C
Shares, the Distributor or its affiliates. The second component is an asset-based sales charge to be retained by the Distributor during the first year after sale of shares and, in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C Shares, in a manner similar to that described above for Class A
Shares.

The Rule 12b-1 Plans for the Class A and Class C Shares shall operate in accordance with Rule 2830(d) of the Conduct Rules of the National Association of Securities
Dealers, Inc.

5.	The only difference in expenses as between Class A
and Class C Shares shall relate to differences in the Rule
12b-1 plan expenses, as described in the applicable Rule
12b-1 Plans; however, to the extent that the Rule 12b-1
Plan expenses of one Class are the same as the Rule 12b-1
Plan expenses of another Class, such classes shall be subject to the same expenses.

6.	There shall be no conversion features associated
with the Class A and Class C Shares.

7.	Shares of Class A and Class C may be exchanged for
shares of another investment company within the Franklin
Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 and the rules and regulations adopted thereunder.

8.	Each Class will vote separately with respect to any
Rule 12b-1 Plan related to, or which now or in the future may affect, that Class.

9.	On an ongoing basis, the Board members, pursuant
to their fiduciary responsibilities under the Investment
Company Act of 1940 and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the two classes of shares. The Board members, including a majority of the independent Board members, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin
Advisers, Inc. and Franklin/Templeton Distributors, Inc.
shall be responsible for alerting the Board to any material conflicts that arise.

10.	All material amendments to this Plan must be approved
by a majority of the Board members, including a majority of the Board members who are not interested persons of the Investment Company.

11.	I, Murray L. Simpson, Secretary of the Franklin
Investors Securities Trust, do hereby certify that this Multiple Class Plan was adopted on behalf of the Franklin Adjustable U.S. Government Securities Fund, by a majority of the Trustees of the Trust on April 22, 2003.



						/S/Murray L. Simpson
						Murray L. Simpson
						Secretary
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